Exhibit 99.1

NEW YORK, NY - June 13, Kallo Inc. (OTC QB: KALO) (the Company) a healthcare technology company operating out of Markham, Ontario, Canada today announced that the Ministry of Health and Sanitation of the Republic of Sierra Leone through Permanent Secretary Mr. Sadiq Kapuwa has conveyed the Ministry's interest in our proposal and extended an invitation for Kallo to visit Sierra Leone between August and September 2014 to meet with senior technical officials of the Ministry to further discuss Kallo Inc.'s proposal and enhance management decision to move forward with the Kallo MobileCare initiative. The Presidential office of the Republic of Sierra Leone has also been informed.

"Despite many obstacles all the hard and diligent work is baring fruit" Kallo chairman and CEO Mr. John Cecil said." We are delighted that the Government of Sierra Leone has invited us for detailed discussions. We will now schedule our visit to Freetown – Sierra Leone to coincide with the trip to Conakry Guinea where work on the Kallo MobileCare project for Guinea is going to start soon." Mr. Cecil concluded.

About Kallo Inc.
Kallo improves the quality and efficiency of healthcare by providing centralized congruent solutions that address healthcare and business issues for ministries of health, hospitals, physicians and other healthcare organizations. The company's technology suite transforms healthcare delivery via MobileCare, RuralCare, disease management, clinical globalization and ohealth solutions.